UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2019

CHARAH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38523	82-4228671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12601 Plantside Drive, Louisville, Kentucky		40299
(Address of principal executive offices)		(Zip Code)

(502) 245-1353

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CHRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 13, 2019, Charah Solutions, Inc. (the “Company”) entered into Amendment No. 2 to Credit Agreement and Waiver (the “Amendment”) with Bank of America, N.A. (“Bank of America”), as administrative agent, the lenders party thereto and certain subsidiary guarantors named therein pursuant to which, among other things, the required lenders agreed to waive the Company’s non-compliance with the requirement to maintain a consolidated net leverage ratio of 3.75 to 1.00 as of June 30, 2019.

In addition, pursuant to the terms of the Amendment, the Company’s credit agreement was amended to revise the required financial covenant ratios such that, after giving effect to the Amendment, the Company is not required to comply with any financial covenants through March 30, 2020. After March 30, 2020, the Company will be required to comply with a consolidated net leverage ratio of 6.50 to 1.00 from March 31, 2020 through September 29, 2020 and decreasing to 3.00 to 1.00 as of September 30, 2020 and thereafter. After giving effect to the Amendment, the Company will also be required to comply with a fixed charge coverage ratio of 0.75 to 1.00 as of March 31, 2020, 0.90 to 1.00 as of June 30, 2020 and 1.20 to 1.00 thereafter.

As consideration for the accommodations described above, the Company agreed that amounts borrowed pursuant to the delayed draw commitment will not exceed $15,000 at any one time outstanding (without reducing the overall delayed draw commitment amount). In addition, any loans outstanding pursuant to borrowings under such delayed draw commitment shall incur additional interest at a rate equal to 10.0% per annum on all amounts outstanding in excess of $10,000. Further, the margin of interest that will be charged on all outstanding loans has been increased to 4.00% for loans based on LIBOR and 3.00% for loans based on the alternative base rate. The Amendment revised the amount of (i) the commitment fees to 0.35% at all times for unused portions of the Credit Facility and (ii) fees on outstanding letters of credit to 3.35% at all times. The Amendment also adds a requirement to make two additional scheduled prepayments of outstanding loans under the Company’s credit agreement, including a payment of $50,000 on or before September 13, 2019 and additional payment of $40,000 on or before March 31, 2020.

The Amendment also includes revisions to the restrictive covenants, including removing certain exceptions to the restrictions on the Company’s ability to make acquisitions, to make investments and to make dividends or other distributions. After giving effect to the Amendment, the Company will not be permitted to make any distributions or dividends to its shareholders without the consent of the required lenders.

The summary of the Amendment is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 10.1 hereto and incorporated herein by reference.

Certain parties to the Amendment and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.02	Results of Operations and Financial Condition

On August 14, 2019, the Company issued a press release reporting results for the quarter ended June 30, 2019. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and a copy of the earnings call presentation materials is furnished as Exhibit 99.2.

The information furnished pursuant to this Item 2.02, Exhibit 99.1 and Exhibit 99.2 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment No. 2 to Credit Agreement and Waiver, dated August 13, 2019

99.1	Press Release, August 14, 2019

99.2	Earnings Call Presentation Materials

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARAH SOLUTIONS, INC.

Date: August 14, 2019	By:	/s/ Scott A. Sewell
Scott A. Sewell
Chief Executive Officer and President